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                                                                    EXHIBIT 21.1



             LIST OF SUBSIDIARIES OF U.S. PLASTIC LUMBER CORPORATION

SUBSIDIARY - DOING BUSINESS AS              STATE OF INCORPORATION



U.S. PLASTIC LUMBER LTD.                               Delaware
         Eaglebrook Plastics, Inc.                     Illinois
         Eaglebrook Products, Inc.                     Illinois

CLEAN EARTH, INC.                                      Delaware
         Clean Earth of New Castle, Inc.               Delaware
         Consolidated Technologies, Inc.               Pennsylvania
         Integrated Technical Services, Inc.           New Jersey
         S & W Waste, Inc.                             New Jersey
         Soil Remediation of Philadelphia, Inc.        Delaware
         Allied Waste Services, Inc.                   Delaware

U.S. PLASTIC LUMBER FINANCE CORP.                      Delaware
         U.S. Plastic Lumber IP Corp.                  Delaware